EXHIBIT 11

Consent of  Independent Accountants

The Board of Trustees and Shareholders
Khan Growth Fund:

We consent to the use of our report on the Khan Growth Fund dated January 24, 1998 included herein and to the reference to our firm under the headings "Financial Highlights" in the prospectus and in the Financial Statement of additional information.

KPMG Peat Marwick  LLP

Houston, Texas
February 16, 1998